Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
713-232-7551

Media Contact:	Guy A. Cantwell	FOR RELEASE: August 17, 2009
713-232-7647

TRANSOCEAN LTD. ANNOUNCES STEVEN L. NEWMAN TO SUCCEED

ROBERT L. LONG AS CHIEF EXECUTIVE OFFICER IN FIRST QUARTER OF 2010

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) today announced that Robert L. Long will retire as Chief Executive Officer in the first quarter of 2010. The Board of Directors has named Steven L. Newman, currently President and Chief Operating Officer, to succeed Mr. Long upon his retirement as CEO.

Robert E. Rose, Chairman of the Board of Directors, said, “The Board chose to name Steven as part of its succession planning and in order to ensure a smooth transition. The Board believes Steven will do an excellent job leading Transocean forward.”

“We thank Bob for his tremendous contributions to the company for over 30 years, including, as CEO, his role in creating a strong, world-class organization from the combination of Transocean and GlobalSantaFe,” he continued.

Commenting on Mr. Newman’s appointment to the position of CEO Mr. Long said, “Since joining the company in 1994, Steven has proven that he is a solid leader with a deep understanding of the offshore drilling business and a strong commitment to our shareholders, customers, employees, host countries and local communities. While it has been a great privilege to serve as Chief Executive Officer of Transocean and work with our outstanding people, I am confident that now is the right time for this transition and that Steven is the ideal person to lead us into the future.”

Mr. Newman has served as President and Chief Operating Officer since May 2008. He previously served in various senior management roles, including Executive Vice President of Performance; Executive Vice President and Chief Operating Officer; Senior Vice President of Human Resources, Information Process Solutions, and Treasury; and Vice President of Performance and Technology. He also has served in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager, Region Operations Manager, and Region Manager.

Mr. Newman said, “I want to thank Bob for his superior leadership in transforming this company into a truly first-class organization with the world’s largest offshore drilling fleet. I have great confidence in the future of Transocean, and I look forward to working closely with Bob and the Board to ensure a smooth transition.”

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 135 mobile offshore drilling units plus eight announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 41 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

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